Exhibit 99.1

Baseline Oil & Gas Reports First Quarter Results

Houston, TX – May 20, 2008-Baseline Oil & Gas Corp. (OTC: BOGA.OB) today announced its results for the first quarter of 2008. Net production for the quarter was 686 Mmcfe, of which 55% was crude oil and condensate and 45% was natural gas. Average daily net production for the first quarter was 7.5 Mmcfepd, comprised of 691 bopd and 3.4 Mmcfpd. Operations from Baseline’s Blessing Field contributed 58% of first quarter volumes, with the Eliasville Field contributing the remaining 42%. The Company’s oil and gas revenue, before the effect of hedging activities, totaled $8.9 million for the quarter. The Company’s first quarter average realized oil price before the effect of hedging was $96.49 per barrel. Its average realized natural gas price before the effect of hedging was $9.15 per mcf. Hedging losses totaled $2.5 million for the period, including $1.3 million in cash settlements under various hedging contracts. Baseline did not have any oil and gas production during the first quarter of 2007, therefore no comparison with the prior year period is applicable.

Total direct field-level cash operating expenses for the first quarter were $2.2 million, or $3.18 per mcfe. This figure included lease operating expense of $1.6 million ($2.37 per mcfe) and severance and ad valorem taxes of $0.6 million. General and administrative expenses for the quarter totaled $1.1 million ($1.54 per mcfe), the cash portion of which was approximately $900 thousand. Baseline did not incur any exploration expenses during the first quarter. Interest expenses for the period were $6.0 million, of which $5.3 million represented interest accrued or paid on the Company’s Senior Secured Notes due 2012, its Senior Subordinated Convertible Secured Notes due 2013, and its revolving credit facility. Depreciation, depletion and amortization expense was $1.3 million for the quarter. EBITDA totaled $4.6 million for the first quarter of 2008. Capital expenditures for drilling, workovers, and equipment totaled $2.3 million for the period.

Thomas R. Kaetzer, Baseline’s President and CEO, stated, “Our Company continues to successfully execute its planned capital program, the pace of which will pick up during the second and subsequent quarters of 2008. We are solidly on track to meet our goal of significantly increasing Baseline’s daily production rate and quarterly financial results as the year progresses. We will continue an aggressive organic drilling program in our two Texas fields during the remainder of 2008, which should generate significant unhedged oil and gas production volumes.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected results from drilling exploratory and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, that geological conditions in the reservoir may not result in commercial levels of oil and gas production, that changes in product prices could occur, and other risks may be realized as disclosed in Baseline’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

281) 591-6100

p.mcgarey@baselineoil.com

Piedmont IR, LLC

Investor Relations Contact:

Keith Fetter or Darren Bankston

678-455-3696

info@piedmontir.com